EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements of Theragenics Corporation and subsidiaries (the “Company”) on Form S-8, file numbers 33-40737, 333-15313, 333-40653, 333-64801, 333-48136 and 333-136640, and on Form S-3 file numbers 333-127551 and 333-143839, of our report dated September 24, 2008 relating to the consolidated financial statements of NeedleTech Products, Inc. and affiliate which appear in the Current Report on Form 8-K/A of Theragenics Corporation dated October 10, 2008.

/s/ DIXON HUGHES PLLC

Atlanta, Georgia
October 10, 2008